Exhibit 10.9

Performance Commitment Agreement between

Zhang Houqi, Qizhi Investment Management Limited

and

CDIB Private Equity (Fujian) Enterprise (Limited Partnership)

on Autozi United E-Commerce (Beijing) Co., Ltd.

Paging Seal for CDIB Private Equity (Fujian) Enterprise (Limited Partnership)

Date: February 3, 2016

This Agreement is made and entered into by and between the following parties on February 3, 2016 in [Haidian District, Beijing]:

Party A1: Zhang Houqi

ID Card No.: 210102196611035718

Domicile: No. 1303, Gate 3, Building 1, Dinghui Xili, Haidian District, Beijing

Party A2: Qizhi Investment Management Limited

Registration No.: 110108018739893

Domicile: 01-445, F8, No. 18, Zhongguancun Avenue, Haidian District, Beijing

Executive Partner: Zhang Houqi

Party B: CDIB Private Equity (Fujian) Enterprise (Limited Partnership)

Registration No.: 350000500013652

Domicile: Room 201, Podium Building, Zhongyin Building, North Side of Longfeng Road,

Guishan Neighborhood Committee, Tancheng Town, Pingtan County, Fujian Province

Executive Partner: Huachuang (Fujian) Equity Investment Management Enterprise

Delegated Representative: Chen Xin

Target Company: Autozi United E-Commerce (Beijing) Co., Ltd.

Unified Social Credit Code: 91110108556872138A

Domicile: F4, Tower C, Building 24, Courtyard 68, Beiqing Road, Haidian District, Beijing

Legal representative: Zhang Houqi

(Party A1 and Party A2 are collectively referred to as “Party A” and the contracting parties above are collectively referred to as “Parties”, and “Party” refers to any of them.)

Whereas:

1. Autozi United E-Commerce (Beijing) Co., Ltd. (hereinafter referred to as the “Target Company”), a limited liability company established under the laws of the People’s Republic of China, formerly known as Qigou Times E-Commerce (Beijing) Co., Ltd. As of the signing date of this Agreement, Party A and Party B are shareholders of the Target Company, and Party A1 is the actual controller of the Target Company.

2. In July 2015, the registered capital of the Target Company increased from RMB 18,723,992 to RMB 24,965,322 (hereinafter referred to as “Series A Capital Increase”), and Party B subscribed the newly-added registered capital RMB 1,248,266 of the Target Company at the capital increase price of RMB 20 million (hereinafter referred to as “Series A Investment Fund”). and acquired 5% equity of the Target Company after the completion of the Series A Capital Increase (hereinafter referred to as “Series A Investment Proportion”).

This Agreement is hereby entered into by and between the Parties through amicable negotiation with respect to the operating performance and compensation for the Target Company for mutual compliance.

Article 1 Performance Commitment

1.1	Party A and the Target Company confirm and guarantee to Party B that the Target Company shall make the following achievements in 2015 (the “Commitment Period”):

The tax-inclusive sales revenue of the Target Company’s operation platform in 2015 shall reach RMB 1.2 billion.

1.2

The Parties acknowledge that for the purpose of this Agreement, the tax-inclusive sales revenue refers to the total tax-inclusive sales revenue obtained from the e-commerce platform operated by the Target Company within a period of time, and shall be subject to the audit report issued by a third-party Accounting Firm with securities practice qualification recognized by Party B. The annual audit report of each year shall be issued before April 30 of the next year. The audit fees shall be borne by the Target Company.

Article 2 Performance Compensation

If the performance commitment of 2015 is not fulfilled, Party A shall compensate Party B according to one of the following compensation methods selected by Party B within 30 working days after the issuance of 2015 audit report and no later than July 30, 2016, based on the actual achievement of 2015 audited performance. The compensation method and calculation formula are as follows:

(1) Party A1 and Party A2 shall make cash compensation: the amount of cash compensation in this year = (1-the actual realized tax-inclusive sales revenue in this year/the tax-inclusive sales revenue promised to be realized in this year)* Series A Investment Fund

(2) Party A2 shall make equity compensation: the proportion of equity compensation in the year = Series A Investment Fund /[(the tax-inclusive sales revenue actually realized in this year/the tax-inclusive sales revenue promised to be realized in this year)*Valuation after Series A Investment]- Series A Investment Proportion For the purposes of this Clause, the valuation after Series A Investment is RMB 400 million.

Article 3 Commitments and Warranties

3.1 Joint Commitments and Warranties

Any party hereunder shall make the following promises and warranties to the other parties:

3.1.1

Each party is an entity legally established and validly existing with full capacity for civil rights and capacity for civil conduct under the laws of the People’s Republic of China, and has the right and ability to enter into this Agreement and complete the transactions hereunder.

3.1.2

The signing, delivery and performance of this Agreement by each Party has been duly authorized by such Party, and this Agreement shall be valid and binding upon such Party and enforceable against such Party in accordance with its terms.

3.1.3

The signing, delivery and performance by each party hereto of this Agreement shall not violate applicable laws, violate the articles of association of such party (if applicable), conflict with or result in a breach of any other agreement entered into by such party, or violate judgments, orders, injunctions, government decree or arbitration decision made by Courts, Administrative Bodies or Governmental Bodies binding on such party or the property of such party.

3.1.4

There is no legal action, suit or proceeding pending or threatened against any party or its property in any Court, Arbitration or Governmental Bodies which, in the event of an adverse decision, would impede or prevent such party’s ability to perform the transactions contemplated by this Agreement.

3.1.5

Each Party shall use reasonable commercial efforts to take or cause to be taken all actions to perform the terms and conditions of this Agreement and to consummate the transactions contemplated by this Agreement. Each Party shall use reasonable commercial efforts and cooperate with each other to obtain all necessary consents, exemptions, permits and approvals, and bring all necessary registration and record into effect.

3.2

The Parties hereby acknowledge and agree that the compensation agreed in this Agreement reflects the true intentions of the Parties, and the Parties recognize the fairness of the compensation consideration.

Article 4 Confidentiality

4.1

Unless expressly required by the judicial or administrative authorities, neither party shall proactively disclose this Agreement and its contents to any third party without the consent of the other parties.

4.2

Notwithstanding Clause 4.1, either party may disclose this Agreement and its contents to the shareholders, directors, employees and consultants of its or its Affiliates, but shall require the party to which such information is disclosed to perform the same confidentiality obligations and be liable for the disclosure made by such party.

Article 5 Liability for Breach of Contract

5.1

Any breach by either party of any term or condition of this Agreement, including a breach of any representation, statement, warranty or commitment under this Agreement, shall be deemed a breach by such party of this Agreement.

5.2

After a party breaches the contract (hereinafter referred to as the “defaulting party”), the observant party has the right to send a written notice to the defaulting party to require the defaulting party to correct the breach of contract or take remedial measures. At the same time, the observant party is entitled to require the defaulting party to pay the liquidated damages equivalent to [5]% of Party B’s Series A investment fund in a lump sum.

5.3

If the defaulting party fails to remedy the breach or take effective remedial measures within [30] working days (or such other period as may be agreed by the observant party) after receiving the written notice from the observant party on rectifying the breach or taking remedial measures, or the default by the defaulting party is uncorrectable or irreparable, the observant party shall have the right to terminate this Agreement by written notice to the defaulting party.

5.4	Notwithstanding the foregoing, if a party defaults, the observant party may take one or more of the following remedies to protect its rights:

5.4.1	The performance of obligations shall be suspended temporarily, and the performance may be resumed after the breach of contract is eliminated.

5.4.2

The defaulting party shall be required to compensate the observant party for all reasonable costs and expenses (including but not limited to the investigation fee, attorney fee and legal cost incurred to investigate the liability of the defaulting party) incurred by this agreement.

5.4.3	The defaulting party shall be required to compensate the observant party for all losses.

5.4.4	Other remedies agreed in this Agreement or applicable laws.

5.5	The rights and remedies set forth in this Agreement are concurrent and do not exclude other rights or remedies available to the observant party under applicable law.

5.6	If the liability for breach of contract is otherwise stipulated in other terms of this Agreement, such agreement shall prevail.

Article 6 Force Majeure

6.1

In case that the provisions of this Agreement cannot be performed or are seriously affected due to events such as earthquake, typhoon, fire, war, etc. which are unforeseeable at the time of entering into this Agreement, the occurrence and consequences of which cannot be avoided or overcome, or the performance of this Agreement is impossible due to the adjustment and change of national policies, the party encountering the above-mentioned force majeure event shall, within 15 days after the occurrence of such event, issue relevant supporting documents or relevant government approval to inform other parties. If it is necessary to extend or rescind this Agreement in whole or in part due to the above-mentioned events, both parties hereto shall settle the matter through negotiation.

Article 7 Notification

7.1

Any notice in connection with this Agreement shall be effective only if it is delivered in writing by courier service, registered mail or e-mail. Such notice shall be deemed to have been delivered either by courier or by hand at the time of receipt by the addressee, by registered mail on the fifth working day after posting, and by e-mail when the relevant notice is confirmed by the computer system to the designated e-mail server.

7.2

Notices and correspondence between the parties shall be sent to the appropriate address or e-mail address (or such other address, fax number or e-mail address as the recipient has given seven days’ prior written notice to the other party):

Party A1: Zhang Houqi

Address: F4, Tower C, Building 24, Courtyard 68, Beiqing Road, Haidian District, Beijing

Attention: Zhang Houqi	Postal Code: 100094

Tel.: 13801124288	Email: houqi.Zhang@autozi.com

Party A2: Qizhi Investment Management Limited

Address: F4, 16C, North Area, Courtyard 68, Beiqing Road, Haidian District, Beijing

Attention: Liang Fangping	Postal Code: 100094

Tel.: 13926260178	Email: fangpingliang@autozi.com

Party B: CDIB Private Equity (Fujian) Enterprise (Limited Partnership)

Address: Room 02/03, F35, Hengli City Office Building, No. 128-1, Wusi Road, Fuzhou City

Attention: Weng Xuxi	Postal Code: 350003

Tel.: 18650999108	Email: wenghh@cdibh.com

Target Company: Autozi United E-Commerce (Beijing) Co., Ltd.

Address: F4, Tower C, Building 24, Courtyard 68, Beiqing Road, Haidian District, Beijing

Attention: Zhang Houqi	Postal Code: 100094

Tel.: 13801124288	Email: houqi.Zhang@autozi.com

Article 8 Dispute Settlement and Applicable Law

8.1

Any dispute related to this Agreement shall be subject to friendly negotiation. If negotiation fails, either party may bring a lawsuit to the People’s Court under the jurisdiction of the People’s Court in the place where the Target Company is domiciled. The losing party shall bear the attorney fees and legal cost of both parties.

8.2	This Agreement shall be governed by the laws of the People’s Republic of China.

Article 9 Effectiveness

9.1 This Agreement shall come into force as of the date when the Parties sign and affix the official seal of the Company.

Article 10 Others

10.1

This Agreement constitutes the entire agreement between the Parties with respect to this Transaction and supersedes all prior understandings, agreements or representations, whether written or oral, between the Parties with respect to the subject matter hereof.

10.2

The terms and conditions of this Agreement shall be effective and binding on the Parties, their successors and permitted assignees. Neither party shall assign this Agreement or its rights, benefits, or obligations hereunder without the prior written consent of the other party.

10.3	This Agreement is made in [four] copies, with Party A, Party B and the Target Company holding [one] copy respectively, all of which have the same legal effect.

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(This page is intentionally left blank and serves as the Signing Page for the Performance Commitment Agreement on Autozi United E-Commerce (Beijing) Co., Ltd.)

Party A1 (Signature): Zhang Houqi (Signature)

Party A2 (Seal): Qizhi Investment Management Limited

Authorized Representative (Signature): Liang Fangping (Signature)

Qizhi Investment Management Limited (Seal)

Party B (Seal): CDIB Private Equity (Fujian) Enterprise (Limited Partnership)

Authorized Representative (Signature): Weng Xuxi (Signature)

CDIB Private Equity (Fujian) Enterprise (Limited Partnership) (Seal)

Target Company (Seal): Autozi United E-Commerce (Beijing) Co., Ltd.

Legal Representative (Signature): Zhang Houqi (Signature)

Autozi United E-Commerce (Beijing) Co., Ltd. (Seal)